L&L Appoints Coal Expert Dr. Syd Peng, PhD to its Board of Directors

SEATTLE, July 5, 2011 /PRNewswire-FirstCall/ -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company announced today that Dr. Syd Peng, PhD has been appointed to the Company’s Board of Directors.

Dr. Syd Peng is the Charles E. Lawall Chair of Mining Engineering at West Virginia University and is known internationally for his expertise in longwall mining. He served the U.S. Bureau of Mines in charge of rock physics research and has performed research and investigated problems in more than 300 coal mines in every coal producing state in the U.S. and 16 foreign countries around the world. Dr. Peng is a member of the National Academy of Engineering and has authored 4 textbooks and 332 journal articles in the areas of mining. In 2007 he was inducted into the West Virginia Coal Hall of Fame. Dr. Peng received his PhD in Mining Engineering from Stanford University.  A native of Taiwan, Dr. Peng also is an expert in the Chinese coal industry and has consulted for the Chinese government on coal policy, as well as mining safety and standards. Dr. Peng currently serves on L&L’s Advisory Board.

Dickson Lee, Chairman and CEO of L&L commented, “Dr. Peng has performed due diligence to improve L&L’s coal operations in China and has also visited the Bowie mine in Colorado. I look forward to his continued guidance as we grow our coal businesses internationally.”

About L & L Energy

L & L Energy (Nasdaq: LLEN), founded in 1995 and headquartered in Seattle, is primarily engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces. The Company also has marketing offices in Beijing, Shenzhen, Guangzhou, Hong Kong and Taipei. For more information, see www.llenergyinc.com.

Contacts:
L&L Energy, Inc.
(206) 264-8065
ir@llenergyinc.com

SOURCE: L & L Energy, Inc.